UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☐  Soliciting Material Pursuant to § 240.14a-12

INSULET CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	March 11, 2011

You are cordially invited to attend the Annual Meeting of Stockholders of Insulet Corporation (the “Company”) to be held at 8:30 a.m., local time, on Wednesday, May 4, 2011 at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109.

At this Annual Meeting, the agenda includes the election of three (3) Class I directors for three-year terms, the approval, on a non-binding, advisory basis, of the compensation of certain executives as more fully described in the accompanying Proxy Statement, the approval of a non-binding, advisory resolution regarding the frequency of future non-binding, advisory votes on the Company’s executive compensation and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees, FOR the approval, on a non-binding, advisory basis, of the compensation of certain executives as more fully described in the accompanying Proxy Statement, FOR the approval, on a non-binding, advisory basis, of a resolution regarding the frequency of future non-binding, advisory votes on the Company’s executive compensation, and FOR the ratification of the appointment of Ernst & Young LLP.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 3, 2011. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

DUANE DESISTO
President and Chief Executive Officer

INSULET CORPORATION
9 Oak Park Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 4, 2011

To the Stockholders of Insulet Corporation:

The Annual Meeting of Stockholders of Insulet Corporation, a Delaware corporation (the “Company”), will be held at 8:30 a.m., local time, on Wednesday, May 4, 2011, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, for the following purposes:

1. to elect three (3) Class I directors nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2. to approve, on a non-binding, advisory basis, the compensation of certain executives as more fully described in the accompanying Proxy Statement;

3. to approve, on a non-binding, advisory basis, a resolution regarding the frequency of future non-binding, advisory votes on the Company’s executive compensation;

4. to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proposal 1 relates solely to the election of three (3) Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on March 10, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 3, 2011. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet.

By Order of the Board of Directors,

R. ANTHONY DIEHL
General Counsel and Secretary

Bedford, Massachusetts
March 11, 2011

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, COMPLETE YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE ENCLOSED PROXY CARD OR COMPLETE YOUR PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

PROXY STATEMENT	1
PROPOSAL 1 ELECTION OF DIRECTORS	3
MANAGEMENT	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
EXECUTIVE AND DIRECTOR COMPENSATION	19
PROPOSAL 2 APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF CERTAIN EXECUTIVES AS MORE FULLY DESCRIBED IN THIS PROXY STATEMENT	40
PROPOSAL 3 APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF A RESOLUTION REGARDING THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION	41
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	42
MATTERS CONCERNING OUR INDEPENDENT AUDITORS	43
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
EXPENSES AND SOLICITATION	45
STOCKHOLDER PROPOSALS	45
OTHER MATTERS	45

INSULET CORPORATION
9 Oak Park Drive
Bedford, Massachusetts 01730

PROXY STATEMENT
For the 2011 Annual Meeting of Stockholders
to be held on May 4, 2011 at 8:30 a.m.
at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109

March 11, 2011

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Insulet Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at 8:30 a.m., local time, on Wednesday, May 4, 2011 at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, or at any adjournments or postponements thereof (the “Annual Meeting”). An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2010, is being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. The Annual Report, however, is not a part of the proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 4, 2011

This Proxy Statement and the Annual Report to Stockholders are available at http://www.insulet.com/proxy.

As more fully described in this Proxy Statement, the purposes of the Annual Meeting are to:

(i) elect three (3) Class I directors nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

(ii) approve, on a non-binding, advisory basis, the compensation of certain executives as more fully described in this Proxy Statement;

(iii) approve, on a non-binding, advisory basis, a resolution regarding the frequency of future non-binding, advisory votes on the Company’s executive compensation;

(iv) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(v) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proposal 1 relates solely to the election of three (3) Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on March 10, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of that date, 45,675,273 shares of common stock, par value $0.001 per share, of the Company were issued and outstanding, and there were 25 stockholders of record. The holders of the Company’s common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 3, 2011. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of Class I directors, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. For Proposal 2, the approval of a non-binding, advisory resolution on the Company’s executive compensation, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. For Proposal 3, the approval of a non-binding, advisory resolution regarding the frequency of future non-binding advisory votes on the Company’s executive compensation, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. For Proposal 4, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The persons named as attorneys-in-fact in the proxies, Duane DeSisto and R. Anthony Diehl, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the election of the director nominees, FOR the approval, on a non-binding, advisory basis, of the compensation of certain executives as more fully described in this Proxy Statement, FOR the approval, on a non-binding, advisory basis, of a resolution regarding the frequency of future non-binding, advisory votes on the Company’s executive compensation, and FOR the ratification of the appointment of Ernst & Young LLP.

Aside from the election of directors, approval, on a non-binding, advisory basis, of the compensation of certain executives as more fully described in this Proxy Statement, approval, on a non-binding advisory basis, of a resolution regarding the frequency of future non-binding advisory votes on the Company’s executive compensation, and ratification of the appointment of Ernst & Young LLP, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven members. The Company’s certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Sally Crawford, Regina Sommer and Joseph Zakrzewski and recommends that each be elected to the Board of Directors as a Class I director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2014 and until his or her successor has been duly elected and qualified or until the earlier of his or her death, resignation or removal. Ms. Crawford, Ms. Sommer and Mr. Zakrzewski are currently Class I directors whose terms expire at this Annual Meeting.

The Board of Directors is also composed of: (i) two Class II directors (Ross Jaffe, M.D. and Charles Liamos), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2012; and (ii) two Class III directors (Duane DeSisto and Steven Sobieski), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2013.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Vote Required For Approval

A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

The following table sets forth certain information concerning the nominees to be elected at the Annual Meeting and our continuing directors based on information provided to the Company by each nominee and director.

Director
Since

Class I nominees for election at the 2011 Annual Meeting — nominated to serve a term that expires in 2014
Sally Crawford	2008
Regina Sommer	2008
Joseph Zakrzewski	2008
Class II continuing directors — term expires in 2012
Ross Jaffe, M.D.	2001
Charles Liamos	2005
Class III continuing directors — term expires in 2013
Duane DeSisto	2003
Steven Sobieski	2006

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information as of March 10, 2011 concerning the directors and executive officers. The biographies of each of the director nominees and continuing directors below contain information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director for the Company.

Name	Age	Position

Duane DeSisto	56	President, Chief Executive Officer and Director
Brian Roberts	40	Chief Financial Officer
Charles Liamos	51	Chief Operating Officer and Director
Peter Devlin	43	Chief Commercial Officer
Carsten Boess	44	Vice President of International
Ruthann DePietro	51	Vice President of Quality and Regulatory Affairs
R. Anthony Diehl	42	General Counsel
Paul Lucidi	47	Chief Information Officer
Sally Crawford(1)(2)(3)	57	Director
Ross Jaffe, M.D.(2)(3)	52	Director
Steven Sobieski(1)	54	Director
Regina Sommer(1)(3)	53	Director
Joseph Zakrzewski(2)	48	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Duane DeSisto.  Mr. DeSisto has served as our President, Chief Executive Officer and a director since 2003. From 2002 to 2003, he served as our President, Chief Financial Officer and acting Chief Executive Officer. From 2001 to 2002, he served as our Chief Financial Officer and Treasurer. From 1999 to 2001, Mr. DeSisto served in various positions at PaperExchange.com, Inc., a business solutions provider for the pulp and paper industry, including as president, chief executive officer and chief financial officer. From 1995 to 1999, Mr. DeSisto served as the chief financial officer of FGX International Holdings Limited (formerly AAI-Foster Grant, Inc.), an accessories wholesaler, where he had overall responsibility for the accounting, information technology and human resource departments. From 1986 to 1995, Mr. DeSisto served as the chief financial officer of ZOLL Medical Corporation, a medical device company specializing in noninvasive resuscitation devices and related software solutions. Mr. DeSisto earned a Bachelor of Science from Providence College and a Master of Business Administration from Bryant College. As our President and Chief Executive Officer, Mr. DeSisto provides a critical contribution to the Board of Directors reflecting his detailed knowledge of our company, our employees, our products, our customers, our prospects and the strategic marketplace.

Brian Roberts.  Mr. Roberts has served as our Chief Financial Officer since March 2009. From 2007 to March 2009, Mr. Roberts served as the chief financial officer of Jingle Networks, the operator of the leading ad-supported directory assistance service. From 2005 to 2007, Mr. Roberts served as the chief financial officer of Digitas, Inc., a leading digital marketing and media services firm. Mr. Roberts also served as senior vice president, chief accounting officer and corporate controller of Digitas from 2001 to 2005. Prior to 2001, Mr. Roberts held senior finance positions at Idiom Technologies, Inc., the Monitor Group and Ernst & Young

LLP. Mr. Roberts earned a Bachelor of Science in accounting and finance from Boston College and is a Certified Public Accountant.

Charles Liamos.  Mr. Liamos has served as our Chief Operating Officer since January 2011 and has served on our Board of Directors since 2005. Mr. Liamos has been associated with MedVenture Associates since 2006, first as the executive-in-residence and then as a partner in MedVenture Associates Management V Co., LLC, which is the general partner of MedVenture Associates V, L.P. and MedVenture Affiliates V, L.P. On behalf of MedVenture Associates, he currently serves on the board of directors of several privately-held companies. From 2005 to 2006, Mr. Liamos served as the president and chief executive officer of FoviOptics, a medical device company that focused on blood glucose monitoring. Before joining FoviOptics, Mr. Liamos served as the chief operating officer and chief financial officer of TheraSense, Inc. from 2001 to 2004, as its vice president and chief financial officer from 1999 to 2001, and as its director of finance and operations from 1998 to 1999. When Abbott Laboratories acquired TheraSense in 2004, Mr. Liamos was named group vice president of business operations for Abbott Diabetes Care and served on the committee that integrated TheraSense into its new parent company. From 1995 to 1998, Mr. Liamos was the director of worldwide sourcing at LifeScan, Inc., a division of Johnson & Johnson. Mr. Liamos earned a Bachelor of Science from the University of Vermont and is a graduate of the General Electric Financial Management Program. Mr. Liamos brings the experience gained as a partner of a venture capital firm focused on medical technologies, as well as over fifteen years of experience in the diabetes industry and his knowledge of the diabetes market.

Peter Devlin.  Mr. Devlin has served as our Chief Commercial Officer since August 2009. From 1998 to 2009, Mr. Devlin served in various positions with Abbott Laboratories, most recently as divisional vice president of global strategic marketing. From 1996 to 1998, he served as marketing manager of i-STAT Corporation, a point-of-care blood analysis systems company which was acquired by Abbott. Mr. Devlin also held a variety of product management and engineering roles with C.R. Bard, Inc. from 1988 to 1996. Mr. Devlin earned a Bachelor of Science in mechanical engineering from the University of Massachusetts.

Carsten Boess.  Mr. Boess has served as our Vice President of International since March 2009. From 2006 to March 2009, Mr. Boess served as our Chief Financial Officer. From 2005 to 2006, he served as the executive vice president of finance on the management team for Serono, Inc., a biotech company focusing on reproductive health, metabolic endocrinology and neurology. From 2004 to 2005, he served as the chief financial officer for Alexion Pharmaceuticals, Inc., a biotechnology company that develops antibody therapeutics. Mr. Boess began his career at insulin-maker Novo Nordisk A/S in 1991 as corporate controller and subsequently took on various assignments including manager of investor relations and finance for Novo Nordisk of North America, Inc., senior director of finance and information technology for the North American operations of Novozymes A/S and finally as vice president of finance for the international operations of Novo Nordisk A/S. Mr. Boess earned Bachelor and Masters degrees in economics and finance from the University of Odense, Denmark.

Ruthann DePietro.  Ms. DePietro has served as our Vice President of Quality and Regulatory Affairs since 2006. From 2000 to 2005, she served as the vice president in charge of quality and regulatory matters for ONUX Medical, Inc., a medical device company focusing on innovative surgical devices for minimally invasive and open procedures. Ms. DePietro has also worked at Bard Vascular Systems, Bard Interventional and USCI, each of which are divisions of C.R. Bard, Inc., as well as at Adam Spence Corporation and Mallinckrodt Cardiology, in each case in positions relating to quality assurance. Ms. DePietro earned a Bachelor of Science from the University of Rochester and a Master of Business Administration from Northeastern University.

R. Anthony Diehl, Esq.  Mr. Diehl has served as our General Counsel since 2003. From 2001 to 2003, he was Of Counsel at Bourque & Associates, P.A. where his practice covered all areas of intellectual property law, including patent, trademark and copyright prosecution, counseling and litigation. Mr. Diehl earned a Bachelor of Arts from Cornell University and a Juris Doctor from Villanova University School of Law.

Paul Lucidi.  Mr. Lucidi has served as our Chief Information Officer since May 2010. From 2009 to 2010, he was the Managing Director of Imperative Consulting Group, a consulting practice focused on the needs of CIOs. From 2006 to 2009, Mr. Lucidi served as a Senior Vice President with Fidelity Investments, Personal and Workplace Investing division where he led a number of strategic programs focused on Fidelity’s Retirement Services, Personal Investing and Human Resource outsourcing businesses. Prior to 2006, Mr. Lucidi held a number of technology leadership roles spanning almost 20 years at The Gillette Company. Mr. Lucidi earned a Bachelor of Science Degree from Bentley University and a Master of Business Administration from Babson College.

Sally Crawford.  Ms. Crawford has served on our Board of Directors since 2008. Ms. Crawford served as chief operating officer of Healthsource, Inc., a publicly-held managed care organization from its founding in 1985 until 1997. During her tenure at Healthsource, she led the development of its operating systems and marketing strategies and supported strategic alliances with physicians, hospitals, insurers and other healthcare companies. Since 1997, Ms. Crawford has been a healthcare consultant. Ms. Crawford serves on the boards of directors of Hologic, Inc., EXACT Sciences, Inc., Zalicus Inc., and Universal American. Ms. Crawford earned a Bachelor of Arts from Smith College and a Master of Science from Boston University. Ms. Crawford brings experience as a board and committee member of public companies, a detailed understanding of the healthcare industry and managed care, which is directly relevant to our business, and the practical knowledge gained in her role as chief operating officer of a publicly-held managed care organization. Ms. Crawford serves as the lead independent director and is the Chairperson of the Compensation Committee.

Ross Jaffe, M.D.  Dr. Jaffe has served on our Board of Directors since 2001. Dr. Jaffe is a managing director of Versant Ventures, a healthcare-focused venture capital firm that he co-founded in 1999. In addition, he currently serves on the boards of directors of several privately-held companies, including Calypso Medical Technologies, Inc., AlterG, Inc., Impedance Cardiology Systems, Inc., Vital Therapies, Inc. and Portaero, Inc. Dr. Jaffe is also a partner at Brentwood Venture Capital, a private venture capital firm that he has worked with since 1990. Dr. Jaffe is a board-certified internist, having completed his residency training in Internal Medicine/Primary Care at the University of California, San Francisco, where he remained a part-time attending physician until 1995. Before and during medical school, he was an analyst for Lewin and Associates, a healthcare consulting firm, and a research associate at Dartmouth Medical School. Dr. Jaffe earned a Bachelor of Arts from Dartmouth College, a Medical Degree from Johns Hopkins University and a Master of Business Administration from Stanford University. Dr. Jaffe brings to the Board significant experience as a venture capitalist involved with numerous medical device companies and his prior experience as a practicing physician. His clinical insight and industry knowledge provide a valuable perspective to the Board of Directors. Dr. Jaffe also brings extensive boardroom experience, including with other medical device companies. Dr. Jaffe is the Chairman of the Nominating and Corporate Governance Committee.

Steven Sobieski.  Mr. Sobieski has served on our Board of Directors since 2006. Mr. Sobieski currently serves as senior vice president and chief financial officer of Roka Bioscience, Inc., a position he has held since September 2009. Prior to joining Roka Bioscience, he served as chief financial officer and vice president of finance and administration of LifeCell Corporation, a public company focused on developing and marketing reconstructive surgical products from 2000 to 2009. Mr. Sobieski served as vice president of finance and in other positions at Osteotech, Inc., a public company focused on orthopedic products from 1991 to 2000. From 1981 through 1991, he was with Coopers & Lybrand, a public accounting firm. Mr. Sobieski earned a Bachelor of Science in business administration from Monmouth University and a Master of Business Administration from Rutgers University. He is a Certified Public Accountant. Mr. Sobieski has more than eighteen years of experience in medical technology financial management and brings extensive financial and industry expertise with other companies in comparable stages of growth. Mr. Sobieski qualifies as an “audit committee financial expert” under the rules of the SEC and is the Chairman of the Audit Committee.

Regina Sommer.  Ms. Sommer has served on our Board of Directors since 2008. From 2002 through 2005, she served as the vice president and chief financial officer of Netegrity, Inc., which was acquired by Computer Associates in November 2004. From 1999 to 2001, she served as the vice president and chief financial officer of Revenio, Inc. From 1995 to 1999, she served as senior vice president and chief financial officer of Open Market, Inc., and from 1989 to 1994, she served as the vice president of finance at The Olsten Corporation. She also worked at PricewaterhouseCoopers LLP from 1980 to 1989. Ms. Sommer serves on the boards of directors of ING Direct, Soundbite Communications, Inc. and Wright Express Corporation.

Ms. Sommer earned a Bachelor of Arts from the College of the Holy Cross. Ms. Sommer brings more than twenty-five years of experience in technology, professional services and public accounting, as well experience managing business operations through periods of rapid growth. She also qualifies as an “audit committee financial expert” under the rules of the SEC.

Joseph Zakrzewski.  Mr. Zakrzewski has served on our Board of Directors since 2008. Mr. Zakrzewski currently serves as chairman and chief executive officer of Amarin Corporation, a publicly-held company focused on development and commercialization of cardiovascular drugs based on Omega 3s. From 2007 to 2010, he served as chairman of the board, president and chief executive officer of Xcellerex Inc., a privately-held company focusing on commercializing its proprietary, next-generation manufacturing technology for biotherapeutics and vaccines. From 2005 to 2007, Mr. Zakrzewski served as the chief operating officer of Reliant Pharmaceuticals. From 1988 to 2005, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company, including as vice president, corporate business development from 2003 to 2005. He serves on the boards of directors of Acceleron Pharma, Xcellerex, Inc., Rapid Micro Biosystems, Inc., Amarin Corp., Promedior, Inc. and Zelos Therapeutics, Inc. Mr. Zakrzewski earned a Bachelor of Science in chemical engineering and a Masters in biochemical engineering from Drexel University, as well as a Master of Business Administration from Indiana University. Mr. Zakrzewski brings extensive boardroom experience, his operational experience as a chief executive officer and chief financial officer as well as his prior experience in the pharmaceutical industry.

Executive Officers

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

Board of Directors

The business and affairs of the Company are managed under the direction of its Board of Directors. The Company’s Board of Directors currently consists of seven members. The Company’s certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has a charter that has been approved by the Board of Directors. Each committee is required to review the appropriateness of its charter at least annually. Additional details concerning the role and structure of the Board of Directors are contained in the Board’s Corporate Governance Guidelines which can be found in the Corporate Governance section of the Company’s website at http://www.insulet.com.

The members of the Company’s Board of Directors possess a wealth of executive leadership experience derived from their service as executives in many settings, including as chief executive officers or chief financial officers of comparable corporations. They also all bring extensive board experience. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director nominees is described below under “Policies Governing Director Nominations.” While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Company, the Board of Directors and the Nominating Committee believe that it is essential to have diversity on the Board of Directors. As a result, the Board of Directors and the Nominating and Corporate Governance Committee may and do consider the diversity of background and experience of a director nominee, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity, in order to recruit an appropriate mix of knowledge, skills and experience for the needs of the Company’s business.

Independence of Members of the Board of Directors

The Board of Directors and the Nominating and Corporate Governance Committee have determined that our director nominees, Sally Crawford, Regina Sommer and Joseph Zakrzewski, and each of our other non-management directors (Dr. Jaffe and Steven Sobieski) are independent within the meaning of the director independence standards of both The Nasdaq Stock Market, Inc. (“Nasdaq”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Board has designated Ms. Crawford to serve as the Company’s lead independent director. As lead director, Ms. Crawford performs many of the same functions and duties as a Chairman of the Board. Pursuant to the Company’s Corporate Governance Guidelines, the lead director is responsible for coordinating with the chief executive officer in the creation of the agenda for each meeting, ensuring that topics at each meeting are effectively covered, chairing executive sessions of the Board of Directors and acting as the principal liaison between the independent directors and management. The Board of Directors believes that having a lead director ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

The Company does not currently have a designated Chairman of the Board and does not have a policy as to whether the same person should serve as both the chief executive officer and the Chairman of the Board. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes provides the most appropriate leadership for the Company at that time. Given the Company’s size and principal focus on a single market and product, the Company believes that this leadership structure has been effective thus far and does not feel it is necessary to appoint a Chairman of the Board. The Company recognizes that depending on the circumstances, different board leadership structures may be appropriate; however, the Company believes its current board leadership structure remains the optimal board leadership structure for the Company.

Executive Sessions of Independent Directors

Non-management members of the Board of Directors meet without the employee director of the Company following most regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by Nasdaq, and Ms. Crawford, as lead director, has been responsible for chairing these executive sessions.

Meeting Attendance

The Board of Directors met ten times during the fiscal year ended December 31, 2010. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served during the fiscal year ended December 31, 2010.

The Company’s policy is that all directors are encouraged to attend the Company’s Annual Meeting of Stockholders. This is our fourth Annual Meeting of Stockholders since the Company consummated its initial public offering on May 15, 2007. All of the Directors attended the Annual Meeting of Stockholders held in 2010.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk assessment and management function, considering the Company’s major financial risk exposures and evaluating the steps that the Company’s management has taken to monitor and control such exposures. For example, the Board of Directors receives regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and reputational risks. The Company believes that the leadership structure of the Board of Directors supports effective oversight of risk assessment and management.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Steven Sobieski, who is the Chairman of the Audit Committee, Regina Sommer and Sally Crawford. Charles Liamos served as a member of the Audit Committee until his election as Chief Operating Officer on January 10, 2011. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Steven Sobieski and Regina Sommer each qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of the Audit Committee members with respect to certain accounting and auditing matters. The designation does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any member of the Audit Committee or the Board of Directors.

The purposes of the Audit Committee are to, among other functions, oversee our accounting and financial reporting processes and the audits of our financial statements, and take, or recommend that our Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent auditors. The Audit Committee is also responsible for preparing the Audit Committee Report for inclusion in this and subsequent Proxy Statements in accordance with applicable rules and regulations.

The Audit Committee met six times during the year ended December 31, 2010. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed by the Audit Committee on an annual basis, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

Compensation Committee

The Compensation Committee currently consists of Sally Crawford, who is the Chairperson of the Compensation Committee, Ross Jaffe, M.D. and Joseph Zakrzewski. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by Nasdaq. The purposes of the Compensation Committee are to, among other functions, discharge our Board of Directors’ responsibilities relating to compensation of our directors and executives, oversee our overall compensation programs and prepare the Compensation Committee Report required to be included in this Proxy Statement. See the section entitled “Executive and Director Compensation” for a more detailed description of the policies and procedures of the Compensation Committee.

The Compensation Committee met six times during the year ended December 31, 2010, and took action by unanimous written consent three times. The Compensation Committee operates under a written charter adopted by the Board of Directors and reviewed by the Compensation Committee on an annual basis, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

Compensation Committee Interlocks and Insider Participation

During 2010, Ms. Crawford, Dr. Jaffe and Mr. Zakrzewski served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein.

During 2010, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Ross Jaffe, M.D., who is the Chairman of the Nominating and Corporate Governance Committee, Sally Crawford and Regina Sommer. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The purposes of the Nominating and Corporate Governance Committee are to, among other functions, identify individuals qualified to become board members, recommend that our Board of Directors selects the director nominees for election at each annual meeting of stockholders and periodically review and recommend to our Board of Directors any changes to our corporate governance guidelines.

The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2010. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors and reviewed by the Nominating and Corporate Governance Committee on an annual basis, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

As described below in the section entitled “Policies Governing Director Nominations,” the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.insulet.com.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. The Nominating and Corporate Governance Committee must be satisfied that each committee-recommended nominee shall have high personal and professional integrity, demonstrated exceptional ability and judgment, a broad experience base or an area of particular expertise or experience that is important to the long-term success of the Company, a background that is complementary to that of existing directors so as to provide management and the Board with a diversity and freshness of views, a level of self-confidence and articulateness to participate effectively and cooperatively in Board discussions, the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of Board membership, and the experience and ability to bring informed, thoughtful and well-considered opinions for the benefit of all stockholders to the Board and management. In addition to these minimum qualifications, the Nominating and Corporate Governance Committee will recommend that the Board of Directors select persons for nomination to help ensure that a majority of the Board of Directors shall be “independent,” in accordance with the standards established by Nasdaq, that at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert,” as defined by SEC rules, that the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each shall be comprised entirely of independent directors, and that each member of the Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Nominating and Corporate Governance Committee may consider whether a nominee has direct experience in the industry or in the markets in which the Company operates.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for approving nominees to the Board. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by members of the Board of Directors, stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, must follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not less than 120 calendar days prior to the first anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

All recommendations for nomination must be in writing and include the following:

•	name and address of record of the stockholder;

•	representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

•	name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria approved by the Nominating and Corporate Governance Committee from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	description of all arrangements or understandings between the stockholder and the proposed director candidate;

•	consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and

•	other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Nominations must be sent to the attention of the Secretary of the Company by U.S. mail, courier or expedited delivery service to:

Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
Attn: Secretary

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to the Company’s Board of Directors, a candidate must comply with the following minimum procedural requirements:

•	candidate must undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and

•	candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors. These procedures for recommending a director nominee to the Nominating and Corporate Governance Committee are subject to the Company’s By-Laws which are described in the “Stockholder Proposals” section of this Proxy Statement.

Policy Governing Securityholder Communications with the Board of Directors

The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for securityholder communication as follows:

For securityholder communications directed to the Board of Directors as a whole, securityholders may send such communications to the attention of the General Counsel by U.S. mail, courier or expedited delivery service to:

Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
Attn: General Counsel

For securityholder communications directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communications to the attention of the individual director by U.S. mail, courier or expedited delivery service to:

Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
Attn: [Name of the director]

The Company will forward any such securityholder communication to the Chairman of the Board of Directors, if one is elected, and, if not, to the lead director as a representative of the Board of Directors, or to the director to whom the communication is addressed on a periodic basis. Such communications will be forwarded by certified U.S. mail, courier, expedited delivery service, or secure electronic transmission.

Evaluation Program of the Board of Directors and its Committees

In order to maintain the Company’s governance standards, the Board of Directors is required to undertake annually a formal self-evaluation process. As part of this process, the members of the Board of Directors and each committee thereof evaluate a number of competencies, including but not limited to its structure, roles, processes, composition, development, dynamics, effectiveness and involvement.

Code of Ethics

The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of the Company’s directors and employees worldwide, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the Investor Relations section of the Company’s website at http://www.insulet.com. A copy of the Code of Business Conduct may also be obtained, free of charge, from the Company upon a request directed to: Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730, Attention: Secretary. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.insulet.com.

For more corporate governance information, you are invited to access the Investor Relations section of the Company’s website available at http://www.insulet.com.

Related Party Transactions

Policies and Procedures With Respect to Related Party Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. The term “related party transaction” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Transactions With Related Persons

There were no related party transactions in the fiscal year ended December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of February 1, 2011: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive and Director Compensation”; and (iv) by all directors and executive officers of the Company as a group.

The applicable ownership percentage is based upon 45,487,004 shares of the Company’s common stock outstanding as of February 1, 2011.

	Number of
	Shares
	Beneficially
Name and Address(1)	Owned	Percentage

Directors and Executive Officers
Duane DeSisto(2)	596,673	1.3%
Brian Roberts(3)	104,000	*
Charles Liamos(4)	33,892	*
Peter Devlin(5)	79,166	*
Carsten Boess(6)	183,536	*
R. Anthony Diehl(7)	59,163	*
Paul Lucidi	—	—
Luis Malavé(8)	10,257
Sally Crawford(9)	16,380	*
Ross Jaffe, M.D.(10)	1,977,800	4.3
Steven Sobieski(11)	45,892	*
Regina Sommer(12)	21,880	*
Joseph Zakrzewski(13)	21,380	*
All directors and executive officers as a group (13 persons)(14)	3,225,489	7.1
More Than 5% Holders	—	—
Federated Investors, Inc.(15)	4,450,305	9.8
FMR LLC(16)	3,756,400	8.3
Edward C. Johnson, III(16)	3,756,400	8.3
Frontier Capital Management Co., LLC(17)	3,381,078	7.4
Fred Alger Management, Inc.(18)	2,681,289	5.9
Alger Associates, Inc.(18)	2,681,289	5.9

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Unless otherwise indicated, the address of each stockholder is c/o Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730.

(2)	Includes 577,314 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 13,333 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2011.

(3)	Includes 96,000 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 8,000 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2011.

(4)	Includes 25,892 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011.

(5)	Includes 72,500 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 6,666 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2011.

(6)	Includes 180,203 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 3,333 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2011.

(7)	Includes 52,581 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 5,333 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2011.

(8)	Luis Malavé is no longer an employee of Company, having resigned as Chief Operating Officer on August 31, 2010.

(9)	Includes 16,380 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011.

(10)	Includes 6,857 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011; 1,813,273 shares of the Company’s common stock beneficially owned by Versant Venture Capital I, L.P.; 35,475 shares of the Company’s common stock beneficially owned by Versant Side Fund I, L.P.; 39,417 shares of the Company’s common stock beneficially owned by Versant Affiliates Fund I-A, L.P.; and 82,778 shares of the Company’s common stock beneficially owned by Versant Affiliates Fund I-B, L.P. Dr. Jaffe is a managing director of Versant Ventures I, L.L.C., which is the general partner of each of Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P. and Versant Affiliates Fund I-B, L.P. Dr. Jaffe disclaims beneficial ownership of the shares held by Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P. and Versant Affiliates Fund I-B, L.P., except to the extent of his pecuniary interests.

(11)	Includes 25,892 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 20,000 shares of the Company’s common stock beneficially owned by Mr. Sobieski.

(12)	Includes 16,380 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 5,500 shares of the Company’s common stock beneficially owned by Ms. Sommer.

(13)	Includes 16,380 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and 5,000 shares of the Company’s common stock beneficially owned by Mr. Zakrzewski.

(14)	Includes an aggregate of 1,169,020 shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after February 1, 2011 and an aggregate of 39,331 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 1, 2011. See also notes (2) — (13) above.

(15)	Information regarding Federated Investors, Inc. is based solely upon an Amendment No. 4 to Schedule 13G jointly filed by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue with the Securities and Exchange Commission on February 9, 2011. Amendment No. 4 to Schedule 13G provides that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to various registered investment companies and separate accounts that own shares of the Company’s common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of the outstanding voting stock of Federated Investors, Inc. is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue act as trustees. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(16)	Information regarding FMR LLC and Edward C. Johnson III is based solely upon an Amendment No. 3 to Schedule 13G jointly filed by FMR LLC, Edward C. Johnson, III and Fidelity Management &

Research Company (“Fidelity”) with the Securities and Exchange Commission on February 14, 2011. Amendment No. 3 to Schedule 13G provides that Fidelity, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,756,400 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson, III and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 3,131,400 shares owned by the funds. Members of the family of Edward C. Johnson, III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Edward C. Johnson III family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson, III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address of FMR LLC and Edward C. Johnson III is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Information regarding Frontier Capital Management Co., LLC is based solely upon an Amendment No. 2 to Schedule 13G filed by Frontier Capital Management Co., LLC with the Securities and Exchange Commission on February 14, 2011. Amendment No. 2 to Schedule 13G provides that Frontier Capital Management Co., LLC has sole voting power with respect to 2,219,544 shares of the Company’s common stock and no shared voting power and sole dispositive power with respect to 3,381,078 shares of the Company’s common stock and no shared dispositive power. The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

(18)	Information regarding Fred Alger Management, Inc. and Alger Associates, Inc. is based solely upon an Amendment No. 1 to Schedule 13G jointly filed by Fred Alger Management, Inc. and Alger Associates, Inc. with the Securities and Exchange Commission on February 14, 2011. Amendment No. 1 to Schedule 13G provides that Fred Alger Management, Inc. and Alger Associates, Inc. have sole voting and dispositive power with respect to 2,681,289 shares of the Company’s common stock. The address for Fred Alger Management, Inc. and Alger Associates, Inc. is 111 Fifth Avenue, New York, NY 10003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it from January 1, 2010 to the present, the Company believes that no Reporting Person filed a late report during the most recent fiscal year.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. For each individual, the amount of pay that is actually realized will be primarily driven by the performance of the Company and each individual’s contribution to the performance. We believe this construct is a key underpinning of our pay for performance philosophy.

This Compensation Discussion and Analysis explains the following as they relate to 2010:

•	our compensation objectives;

•	our executive compensation process; and

•	our Company policies, practices, and actions with respect to each compensation element.

Included in each description above will be the rationale for compensation decisions made in 2010 with respect to our Chief Executive Officer, our Chief Financial Officer, the other three most highly-compensated executive officers who were employed with the Company as of December 31, 2010, and Luis Malavé, our former Chief Operating Officer, who resigned in August 2010. We have determined the individuals to be included in this discussion and analysis in accordance with applicable SEC rules, and these individuals are collectively referred to as the “named executive officers.”

Executive Summary

Our overall compensation goal is to reward our executive officers in a manner that supports our strong pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. We believe we accomplish this goal through the following principles and processes that we follow in establishing compensation:

•	Benchmarking. We benchmark executive officer compensation annually against an established executive compensation comparison group that the Compensation Committee reviews each year in order to ensure that our compensation programs are within the competitive range of comparative norms. Our executive compensation comparison group is identified based on industry focus, revenue, number of employees, market value and financial profile.

•	Target Compensation. We strive to establish our total target compensation between the 50th and 75th percentiles of the executive compensation comparison group. In making executive compensation decisions, our Compensation Committee reviews, among other things, individual performance, past compensation levels of each of our named executives, existing levels of equity ownership, and general trends in executive compensation.

•	Base Salaries. In 2010, base salaries were increased for the first time since 2008, with increases ranging from 3.2% to 5% across the named executive officer group.

•	Short-Term Incentives. Corporate financial goals were awarded at 85% of the revenue goal, 80% of the EBIT goal, and 100% of the customer retention goal. The total bonus amounts awarded to our named executive officers for 2010 ranged from 83% to 91% of target.

•	Long-Term Equity Incentives. In 2010, we modified our annual long-term equity incentive compensation structure by reducing the number of shares awarded subject to stock options and issuing restricted stock units (RSU’s). The Compensation Committee determined that a combination of stock options and restricted stock units was an appropriately balanced and competitive retention tool.

•	Performance-Based Compensation. A significant portion of total direct compensation is in the form of performance-based cash compensation linked directly to company performance and increased stockholder value. This approach ensures that there is an appropriate balance between our long- and short-

term performance as well as a balance between the achievement of annual operating objectives and long-term delivery of stockholder return. Maintaining this pay mix results in a pay-for-performance orientation for our named executive officers, which is aligned to our stated compensation philosophy of providing compensation commensurate with overall delivery of corporate performance.

•	Employee Benefits. We do not offer guaranteed retirement pension benefits or other significant perquisite benefits. Instead, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a competitive health and welfare benefit program.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives in the highly competitive and dynamic medical device industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	provide a competitive compensation opportunity in which a significant portion of actual realized pay is determined by Company and individual results and the creation of stockholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by coordinating their Company and individual performance goals; and

•	motivate our executives to manage our business to meet our short- and long-term objectives, and reward them for meeting these objectives.

Our Executive Compensation Process

The Compensation Committee of our Board of Directors is primarily responsible for determining compensation for our executives. The Board of Directors has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under the Section 16 of the Exchange Act.

Our Compensation Committee retains an independent compensation consultant to assist the Committee in its deliberations . Prior to October 2010, our Compensation Committee had engaged Towers Watson (formerly Watson Wyatt) in this role. As of October 2010, our Compensation Committee appointed Radford Consulting as its independent compensation consultant. Our independent compensation consultant’s role is to assist the Committee in reviewing our executive compensation programs and practices from a market perspective. Our independent compensation consultant’s involvement is generally to provide market assessments regarding compensation levels and programs, as well as to provide opinion and commentary with respect to proposed actions or changes. We expect to continue to rely on our independent compensation consultant and other more formal market data regarding comparable companies’ executive compensation programs and amounts in determining executive compensation in the future.

Radford also provides us and our Compensation Committee with its Global Technology Survey, a survey of compensation data from over 1200 domestic and international technology companies. Our Human Resources Department uses the survey data to compile compensation data for Company positions which are comparable to positions listed in the survey.

In connection with its market assessments, Towers Watson, with input from our Compensation Committee, developed an executive compensation comparison group for use in developing and setting 2010 executive compensation. Companies included in the comparison group were identified based on industry comparability, annual revenue, market value, number of employees, total shareholder return and development stage. The 2010 executive compensation comparison group identified by Towers Watson consisted of the following companies: ABIOMED, Inc., Acorda Therapeutics, Inc., Cyberonics, Inc., DexCom, Inc., Genomic Health, Inc., Genoptix, Inc., MAKO Surgical Corp., Micrus Endovascular, NxStage Medical, Inc., Orthovita, Inc., Phase Forward Incorporated, Salix Pharmaceutical, Inc., and Stereotaxis, Inc. This group was used by our Compensation Committee to assist in assessing and establishing 2010 executive compensation levels and programs.

In October 2010, based on Radford’s market assessment, with input from the Compensation Committee, the executive compensation comparison group was revised to consist of the following companies: ABIOMED, Inc., AGA Medical Corporation, AngioDynamics, Conceptus, Inc., Cyberonics, Inc., DexCom, Inc., Endologix, Inc., Exactech, Inc., Genomic Health, Inc., Genoptix, Inc., HeartWare International, Inc., MAKO Surgical Corp., Micrus Endovascular, NxStage Medical, Inc., Orthovita, Inc., Stereotaxis, Inc., SurModics, Inc., Vascular Solutions, Inc., and Volcano Corporation. These companies were identified based on industry focus, revenue, number of employees, market value and financial profile. This revised group was used by our Compensation Committee to assist it in assessing and establishing 2011 executive compensation levels and programs as well in determining the final amount of the 2010 cash incentive bonuses.

Based on the 2010 executive compensation comparison group, we targeted our total direct compensation for our executive officers to be between the 50th and 75th percentiles of the comparable compensation paid by the group. Since our executives did not earn their entire cash incentive bonuses for 2010, the actual amount of total direct compensation paid for 2010 to our named executive officers as a group was at the 57th percentile of 2009 compensation paid to the executives of the companies included in the 2010 executive compensation comparison group identified by Towers Watson. This percentile was calculated excluding Mr. Malavé as he was not bonus eligible for 2010. In addition, for purposes of this calculation, we extrapolated Mr. Lucidi’s bonus as if he was eligible for a full year bonus payment.

In making executive compensation decisions, our Compensation Committee reviews, among other things:

•	the past compensation levels of each of our executives and of our executives as a group;

•	current compensation for consistency with benchmarks and previous compensation decisions;

•	alignment with our overall compensation philosophy;

•	relative compensation levels among our executives;

•	existing levels of stock and option ownership among our executives, previous grants of stock options and restricted stock units to our executives and the vesting schedules of previously granted options and restricted stock units to ensure executive retention and alignment with stockholder interests;

•	the basis for management recommendations; and

•	general trends in executive compensation.

The general process our Compensation Committee undertakes is to review the recommendations of our Chief Executive Officer with respect to our named executive officers, excluding himself, and then to make an independent decision on compensation for each executive. The Compensation Committee bases its performance assessment on a number of subjective and objective factors, including the achievement of pre-established Company and individual performance goals.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, we place significant emphasis on performance-based incentive compensation that focuses our executives’ efforts on delivering short-term and long-term value for our stockholders without encouraging excessive risk taking.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation, both targeted and realized, for each of our executives in 2010 based on a number of factors including:

•	our understanding of the amount of compensation paid by our executive compensation comparison group to their executives with similar roles and responsibilities;

•	our executives’ performance during 2010 in general and as measured against predetermined performance goals;

•	the need to avoid excessive risk taking;

•	the roles and responsibilities of our executives;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the amounts of compensation being paid to our other executives;

•	our executives’ historical compensation at our Company; and

•	any contractual commitments we have made to our executives regarding compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2010 under each of these elements. In the descriptions below, we highlight particular compensation objectives that we have designed and specific elements of our executive compensation program to address those objectives; however, it should be noted that we have designed the specific elements of our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each element of our executive compensation program to a greater or lesser extent serves each of our objectives.

We consider our total direct cash compensation, defined as base salary and cash incentive bonus, to be competitive compared to our executive compensation comparison group as defined by Towers Watson.

Base Salary

We pay our executives a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are generally established in part based on the executive’s experience, skills and expected contributions during the coming year as well as our executive’s performance during the prior year.

In setting the executive’s 2010 base salaries, we were mindful of the fact that we froze 2009 base salaries at 2008 levels due to the severe recession and financial turmoil affecting the U.S. and global economies at the time. For 2010, we increased the annual base salaries of our named executive officers as follows: Mr. DeSisto’s base salary increased from $375,000 to $386,000; Mr. Roberts’ base salary increased from $280,000 to $294,000; Mr. Devlin’s base salary increased from $275,000 to $280,000; Mr. Malavé’s base salary increased from $285,000 to $294,000; and Mr. Diehl’s base salary increased from $230,000 to $240,000. Mr. Lucidi was hired in May 2010 with a base salary of $210,000 per year.

Cash Incentive Bonuses

Consistent with our emphasis on performance-based incentive compensation programs, our executives are eligible to receive cash incentive bonuses primarily based upon their performance as measured against predetermined incentive goals established by us, including corporate financial measures and the achievement of specific strategic objectives. We establish the target amount of our cash incentive bonuses at levels that represent a meaningful portion of our executives’ base salaries, and set additional threshold and maximum performance levels below and above these target levels. In establishing these levels, in addition to considering the incentives that we want to provide to our executives, we have historically considered target bonus levels for comparable positions at companies in our executive compensation comparison group. In addition to market referencing, we also typically consider our historical practices and any contractual commitments that we have relating to executive bonuses.

In 2010, we set our named executive officer’s target bonus compensation as a percentage of base salary as follows: Mr. DeSisto’s target bonus remained at 60% in 2010; Mr. Roberts’ target bonus increased from 45% in 2009 to 50% in 2010; Mr. Devlin’s target bonus remained at 50% in 2010; Mr. Malavé’s target bonus increased from 45% in 2009 to 50% in 2010; and Mr. Diehl’s target bonus increased from 30% in 2009 to 40% in 2010. Mr. Lucidi was hired in May of 2010 with a target bonus equal to 30% of his base salary.

A specified percentage of the cash incentive bonus was payable based on the achievement of each of the different performance goals, and for each goal the executive generally had the ability to earn between 0% and 125% of the target bonus amount. Each of our named executive officers’ bonuses are measured and paid on an annual basis.

Our cash incentive bonuses are designed to motivate and reward our named executive officers for meeting our short-term objectively-determinable Company and individual performance goals. The objective Company goals for each of our named executive officers consist of a combination of: (1) the Company achieving a specified annual revenue target; (2) the Company achieving a specified annual level of earnings before interest and taxes (EBIT); and (3) the Company achieving an annual customer retention rate above a specified threshold.

The objective performance goals for our named executive officers are established based on predetermined, executive-specific performance metrics which encourage avoiding excessive risk taking and are described in the table below.

In addition, we believe that there are important aspects of executive performance that are not capable of being specifically quantified in a predetermined incentive goal. Thus, for certain executives, a portion of their cash incentive bonuses is based on the achievement of subjective management objectives specifically set for each officer and measured annually. Accordingly, in 2010, we reserved a portion of Mr. DeSisto’s cash incentive bonus to be paid at the discretion of our Board of Directors based on his strategic leadership of our Company, a portion of Mr. Roberts’ cash incentive bonus to be paid based upon partnering with Mr. DeSisto in the leadership strategy of our Company, a portion of Mr. Diehl’s cash incentive bonus to be paid based upon his strategic legal counsel and development and execution of a CMS program, and a portion of Mr. Lucidi’s cash incentive to be paid based upon his efforts in identifying and improving the IT infrastructure.

For 2010, the mix of objective corporate financial goals, objective performance goals and subjective performance goals for each of our named executive officers is set forth in the table below:

		Objective	Subjective
	Objective Company Goals	Performance Goals	Performance Goals

Duane DeSisto(1)	25% Revenue
	25% EBIT	—	40%
	10% Retention Rate
Brian Roberts(2)	30% Revenue
	30% EBIT	20%	10%
	10% Retention Rate
Peter Devlin(3)	40% Revenue
	20% EBIT	30%	—
	10% Retention Rate
Luis Malavé(4)	20% Revenue
	20% EBIT	50%	—
	10% Retention Rate
R. Anthony Diehl(5)	25% Revenue
	25% EBIT	—	40%
	10% Retention Rate
Paul Lucidi(6)	25% Revenue
	25% EBIT	—	40%
	10% Retention Rate

(1)	For 2010, Mr. DeSisto’s subjective performance goals were based on the continued development of a strong and cohesive organization able to capitalize on market opportunities in line with our strategic goals, in addition to coordinating talent management efforts.

(2)	For 2010, Mr. Roberts’ objective performance goals were based on the achievement of billing, collections and patient conversion ratios. His subjective goal was based on his partnership with Mr. DeSisto in the leadership strategy of our Company.

(3)	For 2010, Mr. Devlin’s objective performance goals were based on patient conversion ratios, new patient shipments within the US and the management of the commercial expenses as a percent of revenue.

(4)	For 2010, Mr. Malavé’s objective performance goal was based on the achievement of a specified per unit cost of goods sold target.

(5)	For 2010, Mr. Diehl’s subjective performance goals were based on providing effective and strategic legal counsel to our Company in addition to the development and execution of a strategic plan for CMS.

(6)	For 2010 Mr. Lucidi’s subjective performance goal was based the strategic leadership of the information technology infrastructure.

The achievement level of each of the objective and subjective performance goals for our named executive officers was measured after the end of fiscal 2010. For each target goal, we use a sliding performance scale to determine the percentage of each target attained and related payout. Although we cannot always predict the different events that will impact our business during an upcoming year, we set our performance goals for the target amount of cash incentive bonuses at levels that we believe will be achieved by our executives during years of strong performance. Our maximum and threshold levels for these performance goals are determined in relation to our target levels, are intended to provide for correspondingly greater or lesser incentives in the event that performance is within a specified range above or below the target level, and are correspondingly harder or easier to achieve. We set the performance goals for the maximum amount at a level that we believe will be achieved in some years, but will not be achieved a majority of the time.

The 2010 bonus program for each of our named executive officers includes bonuses tied to the achievement of corporate financial measures based on our annual revenues, EBIT and rate of customer retention. Early in 2010, we set our 2010 revenue goal at $100 million and our 2010 EBIT goals at a negative $31.1 million. In conjunction with the completion of the audit of our 2010 financial statements, we reviewed our performance against these goals. Our actual 2010 revenues were $97 million; as a consequence, each named executive officer earned 85% of that portion of his bonus tied to the revenue goal. Our actual EBIT for 2010 were a negative $38.5 million. This amount included a $3.4 million non-cash impairment charge incurred in the fourth quarter of 2010. This impairment charge was identified by management in connection with its evaluation of manufacturing processes and equipment and related to manufacturing equipment no longer in use. In assessing the executives’ performance against this goal, we determined that it was appropriate to exclude this non-cash impairment charge from the calculation of the EBIT goal as it was one-time in nature and considered separate from our performance. Accordingly, each named executive officer earned 80% of that portion of his bonus tied to our EBIT goal.

At a meeting held on February 2, 2011, our Compensation Committee determined that each of the named executive officers was entitled to receive 85% of the targeted payout for achievement of the revenue goal, 80% of the targeted payout for EBIT, and 100% of the targeted payout for the rate of customer retention. In addition, our Compensation Committee determined that Mr. DeSisto met a portion of his subjective performance goals and was therefore entitled to receive 87% of his targeted payout on these goals; Mr. Roberts exceeded his objective performance goals and therefore was entitled to 113% of his targeted payout on these objective goals; Mr. Roberts also made significant progress towards the achievement of his subjective goal and was therefore entitled to receive 90% of his targeted payout on this subjective goal; Mr. Devlin made progress towards the achievement of his objective performance goals and was therefore entitled to 75% of his targeted payout; Mr. Diehl made significant progress towards the achievement of his subjective goal and was therefore entitled to receive 93% of his targeted payout on this goal; and Mr. Lucidi made significant progress towards the achievement of his subjective performance goal and was therefore entitled to receive 90% of his target payout.

As a result, the named executive officers received the following cash incentive bonuses for 2010:

	Cash Incentive Bonus Amount for 2010:
	Objective Company	Objective	Subjective
Name	Goals	Performance Goals	Performance Goals	Total

Duane DeSisto	$118,695	N/A	$84,534	$203,229
Brian Roberts	$87,465	$33,075	$13,230	$133,770
Peter Devlin	$84,000	$31,500	N/A	$115,500
Luis Malavé	$0	$0	N/A	$0
R. Anthony Diehl	$49,200	N/A	$35,520	$84,720
Paul Lucidi	$20,180	N/A	$14,175	$34,355

Long-Term Equity Incentive Compensation

We grant long-term equity incentive compensation in the form of stock options and restricted stock units to executives as part of our total compensation package. Consistent with our emphasis on performance-based incentive compensation programs, these awards represent a significant portion of total executive compensation. We use long-term equity incentive compensation in order to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by our Company.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned on the basis of continued service to us and have generally vested over four years, beginning with one-fourth vesting one year after the date of grant, then pro-rata vesting monthly or quarterly thereafter. Prior to our initial public offering, all stock option awards were made pursuant to our 2000 Stock Option and Incentive Plan. Following the closing of our initial public offering in May 2007, option awards have generally been made pursuant to our 2007 Stock Option and Incentive Plan.

The exercise price of each stock option granted under our 2000 Stock Option and Incentive Plan or our 2007 Stock Option and Incentive Plan is equal to the fair market value of our common stock on the grant date. Leading up to our initial public offering, the fair market value of our common stock for purposes of determining the exercise price of stock options was determined by our Board of Directors based on independent appraisals by an outside valuation consultant. Since our initial public offering, all stock options continue to be granted with an exercise price equal to the fair market value of our common stock on the date of grant, but fair market value is defined as the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our common stock on the grant date.

We have generally granted all of our stock options to executives as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, subject to the volume limitations contained in the Internal Revenue Code. Generally, for stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, we do not receive a tax deduction and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, we have granted primarily incentive stock options in order to provide these potential tax benefits to our executives, particularly given the limited expected benefits to our Company of the tax deductions as a result of our historical net losses.

Beginning in 2010, we modified our annual long-term equity incentive compensation structure by reducing the number of shares subject to stock options and issuing restricted stock units (RSUs). RSUs are contractual rights to receive shares of our common stock when and if the RSUs vest. The RSUs awarded to our named executive officers in 2010 vest, subject to continued employment with the Company, in equal annual installments on each of the first three anniversaries of their date of grant. For federal income tax purposes, the executive will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense.

We have made grants of both stock options and restricted stock units to our named executive officers on a periodic, but not necessarily annual, basis. In 2010, we considered a number of factors in determining what, if any, stock options and restricted stock units to grant to our executives, including:

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our executives;

•	the vesting schedule of the unvested stock options held by our executives;

•	the amount and percentage of our total equity on a diluted basis held by our executives; and

•	market reference points from our executive compensation comparison group on long-term incentive compensation.

As a result of these considerations, our Compensation Committee determined that a combination of stock options and restricted stock units was an appropriate and competitive retention tool which is consistent with the executive compensation comparison group as defined by Towers Watson.

On March 1, 2010, we granted Mr. DeSisto options to purchase 40,000 shares of our common stock and awarded him 40,000 restricted stock units; we granted Mr. Roberts options to purchase 24,000 shares of our common stock and awarded him 24,000 restricted stock units; we granted Mr. Devlin options to purchase 20,000 shares of our common stock and awarded him 20,000 restricted stock units; we granted Mr. Malavé options to purchase 24,000 shares of our common stock and awarded him 24,000 restricted stock units; and we granted Mr. Diehl options to purchase 16,000 shares of our common stock and awarded him 16,000 restricted stock units. In each case, the exercise price of the options was $15.16 per share, which was the closing price of our common stock on the grant date. Upon his hire, we granted Mr. Lucidi options to purchase

35,000 shares of our common stock at an exercise price of $14.48 per share (the closing price of our common stock on the grant date) and awarded him 10,000 restricted stock units.

Broad-Based Benefits Programs

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, employee stock purchase plan and our 401(k) plan.

Severance and Change in Control Programs

Our Amended and Restated Executive Severance Plan, which was established on May 8, 2008, amended and restated on November 14, 2008 and further amended on December 16, 2010, provides for certain severance and change of control benefits to all of our executive officers. For a detailed description of these potential payments, see the sections below entitled “Discussion of Summary Compensation and Grants of Plan Based Awards Tables — Amended and Restated Executive Severance Plan” and “Potential Payments Upon Termination or Change-in-Control.”

Conclusion

The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving that goal.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee recommended to the Board of Directors and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Sally Crawford (Chairman)
Ross Jaffe, M.D.
Joseph Zakrzewski

Compensation Related Risk Assessment

The Compensation Committee carefully considered whether our compensation policies and practices were reasonably likely to have a material adverse effect on the Company. It was the judgment of the Compensation Committee that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered a number of matters, including the following elements of our executive compensation plans and policies:

•	The Company’s base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	The Company sets performance goals that it believes are reasonable in light of good performance and market conditions.

•	The time based vesting over three to four years for the Company’s long-term incentive awards ensures that the executives’ interests align with those of its stockholders for the long-term performance of the Company.

•	Assuming achievement of at least a minimum level of performance, payouts under the Company’s performance based bonus plans result in some compensation at levels below full target achievement, rather than an “all or nothing” approach , which could engender excessive risk taking.

•	A majority of the payouts under the Company’s bonus plan are based on multiple individual performance and company based metrics which mitigates the risk of an executive over emphasizing the achievement of one or more individual performance metrics to the detriment of company based metrics.

•	Certain payouts under the Company’s bonus plan include subjective consideration, which restrain the influence of formulae or objective factors on excessive risk taking.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2010, 2009, and 2008 earned by or paid to (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2010 and whose total compensation exceeded $100,000 and (iv) one additional person who would have been among our three most highly compensated executive officers but who was not serving as an executive officer on December 31, 2010. We refer to these individuals as our “named executive officers.”

							Non-Equity
Name and Principal					Stock	Option	Incentive Plan		All Other
Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation		Compensation		Total

Duane DeSisto	2010	$384,604	$84,534	(2)	$606,400	$411,909	$118,695		$1,670		$1,607,812
President and Chief	2009	375,000	90,000	(2)	—	458,220	111,375		2,450		1,037,045
Executive Officer	2008	373,077	—		—	655,860	56,250		2,644		1,087,831
Brian Roberts	2010	292,223	13,230	(3)	363,840	237,060	120,540		2,131		1,029,024
Chief Financial Officer	2009	222,923	—		—	608,508	114,660		29,002	(4)	975,093
Peter Devlin	2010	279,365	—		303,200	196,871	115,500		2,311		897,247
Chief Commercial Officer	2009	95,192	40,000	(5)	—	990,918	45,762	(6)	635		1,172,507
Luis Malavé(7)	2010	227,720	—		363,840	245,434	—		1,593		838,587
Chief Operating Officer	2009	285,000	—		—	252,021	116,387		2,450		655,858
	2008	284,615	—		—	401,600	32,063		2,447		720,725
R. Anthony Diehl	2010	238,731	35,520	(8)	242,560	162,896	49,200		1,741		730,648
General Counsel
Paul Lucidi(9)	2010	125,192	14,175	(10)	144,800	344,363	20,180	(10)	43,765	(11)	692,475
Chief Information Officer

(1)	These amounts are based on the aggregate grant date fair value of the stock and option awards in the year in which the grants were made in accordance with FASB ASC 718-10, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These amounts do not represent the actual amounts paid to or realized by directors for these awards during the years ended December 31, 2010, 2009 and 2008.

(2)	A portion of Mr. DeSisto’s target cash compensation was based on the achievement of a subjective performance goal. For the year ended December 31, 2010, the Compensation Committee approved Mr. DeSisto’s subjective target payout at 87% of target at a meeting held on February 2, 2011. For the year ended December 31, 2009, the Compensation Committee approved Mr. DeSisto’s subjective target payout at 100% of target at a meeting held on February 4, 2010.

(3)	A portion of Mr. Roberts’ target cash compensation was based on the achievement of a subjective performance goal. At the meeting held on February 2, 2011, the Compensation Committee approved Mr. Roberts’ subjective target payout at 90% of target.

(4)	In 2009, prior to being hired as our Chief Financial Officer, Mr. Roberts provided consulting services. All consulting wages are reported in “All Other Compensation”.

(5)	For the year ended December 31, 2009, Mr. Devlin was awarded a sign-on bonus of $40,000 as part of his employment offer.

(6)	For the year ended December 31, 2009, Mr. Devlin’s bonus was pro-rated based upon his hire date.

(7)	Mr. Malavé resigned his position of Chief Operating Officer effective August 31, 2010. Mr. Malavé is included in the Summary Compensation Table above and elsewhere in this Proxy Statement because his total compensation exceeds that of certain of our other named executive officers.

(8)	A portion of Mr. Diehl’s target cash compensation was based on the achievement of a subjective performance goal. At the meeting held on February 2, 2011, the Compensation Committee approved Mr. Diehl’s subjective target payout at 93% of target.

(9)	Mr. Lucidi was hired as our Chief Information Officer effective May 17, 2010.

(10)	A portion of Mr. Lucidi’s target cash compensation was based on the achievement of a subjective performance goal. At the meeting held on February 2, 2011, the Compensation Committee approved Mr. Lucidi’s subjective target payout at 90% of target. Mr. Lucidi’s bonus was pro-rated based upon his hire date.

(11)	For the year ended December 31, 2010, prior to being hired as our Chief Information Officer, Mr. Lucidi provided consulting services. All consulting wages are reported in “All Other Compensation”.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010 to the named executive officers.

2010 GRANTS OF PLAN-BASED AWARDS

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or
		Estimated Future Payouts			Number of	Number	Base Price
		Under Non-Equity			Shares of	of Securities	of Option
		Incentive Plan Awards			Stock or	Underlying	Awards	Grant Date
Name	Grant Date	Threshold	Target	Maximum	Units (#)	Options (#)	($/Sh)(1)	Fair Value(2)

Duane DeSisto	3/1/2010	$115,800	$231,600	$289,500	40,000	40,000	$15.16	$1,018,309
Brian Roberts	3/1/2010	73,500	147,000	183,750	24,000	24,000	$15.16	$600,900
Peter Devlin	3/1/2010	70,000	140,000	175,000	20,000	20,000	$15.16	$500,071
Luis Malavé(3)	3/1/2010	73,500	147,000	183,750	24,000	24,000	$15.16	$609,274
R. Anthony Diehl	3/1/2010	48,000	96,000	120,000	16,000	16,000	$15.16	$405,456
Paul Lucidi(4)	6/1/2010	19,688	39,375	49,219	10,000	35,000	$14.48	$489,163

(1)	The exercise price of all stock options granted under our 2007 Plan is equal to the closing price of the Common Stock on the date of the grant.

(2)	These amounts are based on the aggregate grant date fair value of the stock and option awards, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Mr. Malavé resigned his position of Chief Operating Officer effective August 31, 2010. Mr. Malavé is included in the 2010 Grants of Plan-Based Awards Table above and elsewhere in this Proxy Statement because his total compensation exceeds that of certain of our other named executive officers.

(4)	Mr. Lucidi’s Estimated Future Payout under the Non-Equity Incentive Plan was pro-rated based upon his hire date.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements

Amended and Restated Executive Severance Plan

On May 8, 2008 we enacted the Executive Severance Plan, which was amended and restated on November 14, 2008 and further amended on December 16, 2010. All named executive officers of the Company are provided the benefit of the Amended and Restated Executive Severance Plan. In the event that any of our named executive officers employment is terminated by us without “cause”, resigns for “good reason” or is terminated as a result of a change in control, as defined in the Amended and Restated Executive Severance Plan, they will be entitled to twelve months of their base salary with the exception of Mr. DeSisto who will be entitled to twenty-four months of his base salary. If the named executive officer’s employment is terminated prior to a change of control, such amounts are payable over twelve months (twenty-four months in the case of Mr. DeSisto). If the named executive officer’s employment is terminated after a change of control, such amounts are payable in a lump sum. Additionally, these named executive officers will be entitled to a pro-rata bonus, continued health, dental and life insurance coverage, reimbursement for outplacement services not to exceed $15,000, provided that such expenses are incurred by the executive within twelve months of the termination, and payment for any accrued unused vacation time. Notwithstanding the foregoing, our obligation to make these severance payments to any of these named executive officers is subject to the executive’s delivery of a release of claims in favor of the Company and that executive’s continued compliance with the confidentiality, non-compete and non-solicitation obligations under his or her non-competition and non-solicitation agreement and employee non-disclosure and developments agreement with us. In the instance that the termination occurs within twelve months after the effective date of a change in control, all outstanding stock options and other stock-based awards held by the executive will accelerate to become fully exercisable or nonforfeitable as of the executive’s termination date.

2010 Offer Letter

We entered into an offer letter with Paul Lucidi, which was signed May 12, 2010 and effective on May 17, 2010, to hire him as our Vice President of Information Technology and subsequently changed his title to Chief Information Officer in October. For 2010, we agreed to pay Mr. Lucidi an annual base salary of $210,000 and a target bonus of 30% of his base salary. In connection with the commencement of Mr. Lucidi’s employment, we granted him incentive stock options to purchase 35,000 shares of our common stock at an exercise price of $14.48 per share (the closing price of our common stock on the grant date) and awarded him 10,000 restricted stock units. This stock option award will vest over four years with 25% of the total award vesting after one year and the remainder vesting in equal quarterly installments each quarter thereafter for twelve quarters. The restricted stock units will vest, subject to continued employment with the Company, in equal annual installments on each of the first three anniversaries of the grant date. As a condition to his employment, Mr. Lucidi was required to enter into our standard form of non-disclosure and developments agreement and our standard form of non-competition and non-solicitation agreement. Mr. Lucidi will also be covered by our Amended and Restated Executive Severance Plan.

Other Agreements

Each of our named executive officers has entered into a non-competition and non-solicitation agreement and an employee non-disclosure and developments agreement with us, which provide for protection of our confidential information, assignment to us of intellectual property developed by our executives and non-compete and non-solicitation obligations that are effective while the executive is employed by us and for a period of twelve months thereafter.

2010 Cash Incentive Bonuses

In 2010, we established target cash incentive bonuses for each of our named executive officers as a percentage of that executive’s base salary, as follows: Mr. DeSisto — 60%; Mr. Roberts — 50%; Mr. Devlin — 50%; Mr. Malavé — 50%; Mr. Diehl — 40%; and Mr. Lucidi — 30%. Any bonus amounts paid based on the achievement of subjective performance goals are reported as “Bonus” in the Summary Compensation Table. The remainder of the bonuses were paid based on the executives’ achievement of a number of objective company goals and objective performance goals, as described above under “— Our Executive Compensation Programs — Cash Incentive Bonuses.” Generally, for each goal, the executive had the ability to earn between 0% and 125% of the target bonus amount based on the level of achievement of that goal. The bonuses paid upon the achievement of these predetermined performance goals are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and are described in detail above under “— Our Executive Compensation Programs — Cash Incentive Bonuses.”

Additionally, in the 2010 Grants of Plan-Based Awards table, the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” column for each of the executives relates to the portion of our cash incentive bonuses that was payable upon the achievement of these predetermined performance goals. The threshold payouts represent the payout that would have been received if each performance goal was met at the minimum level, the target represents the payout that would have been received if each performance goal was met at the target level and the maximum represents the payout that would have been received if each performance goal was met at the maximum level.

2010 Stock Option and Restricted Stock Unit Awards

In 2010, we granted Mr. DeSisto options to purchase 40,000 shares of our common stock and awarded him 40,000 restricted stock units, we granted Mr. Roberts options to purchase 24,000 shares of our common stock and awarded him 24,000 restricted stock units, we granted Mr. Devlin options to purchase 20,000 shares of our common stock and awarded him 20,000 restricted stock units, we granted Mr. Malavé options to purchase 24,000 shares of our common stock and awarded him 24,000 restricted stock units and we granted Mr. Diehl options to purchase 16,000 shares of our common stock and awarded him 16,000 restricted stock units. In each case, the exercise price of the options was $15.16 per share (the closing price of our common stock on the grant date). In addition, upon his hire, we granted Mr. Lucidi options to purchase 35,000 shares of our common stock at an exercise price of $14.48 per share (the closing price of our common stock on the grant date) and awarded him 10,000 restricted stock units.

These stock options have a term of ten years, subject to continued employment with the Company, and may be exercised at any time after they vest and prior to their expiration for all or a portion of such option shares. These stock options vest over four years, beginning with 25% vesting one year after the date of grant then the remainder vesting in equal quarterly installments each quarter thereafter for twelve quarters.

These restricted stock units are contractual rights to receive shares of our common stock when and if the restricted stock units vest. The restricted stock units awarded to our named executive officers in 2010 vest, subject to continued employment with the Company, in equal annual installments on each of the first three anniversaries of their date of grant. For federal income tax purposes, the executive will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense. Vesting of these stock options and restricted stock units is also subject to acceleration in connection with a change-in-control as described in “— Potential Payments Upon Termination or Change-in-Control” below.

2000 Stock Option and Incentive Plan

Our 2000 Stock Option and Incentive Plan was initially adopted by our Board of Directors and approved by our stockholders in October 2000. Following our initial public offering in May 2007, no additional grants have been or will be made under our 2000 Stock Option and Incentive Plan.

As a matter of practice, most stock options issued under our 2000 Stock Option and Incentive Plan were issued as incentive stock options, subject to the volume limitations contained in the Internal Revenue Code, and subject to a four-year vesting period, with 25% of the total award vesting after one year and the remainder vesting in equal monthly installments each month thereafter for 36 months. Additionally, most of the stock options granted under our 2000 Stock Option and Incentive Plan, including all stock options issued prior to December 20, 2006, allow for the exercise of unvested options at any time after the options were issued, provided that the vesting terms will continue to apply to the shares acquired upon such an exercise and any unvested shares will be subject to repurchase by us at the exercise price paid to acquire the shares. After termination of an optionee, he or she may exercise his or her vested options for the period of time stated in the stock option agreement issued under our 2000 Stock Option and Incentive Plan. Generally, if termination is due to death or disability, the vested option will remain exercisable for 180 days; if termination is for cause, the option may no longer be exercised; and, in all other cases, the vested options will remain exercisable for three months. In addition, each stock option we have granted under our 2000 Stock Option and Incentive Plan generally expires ten years after the issuance of such option, regardless of whether the optionee has been terminated.

2007 Stock Option and Incentive Plan

Background.  Our 2007 Stock Option and Incentive Plan was adopted by our Board of Directors and approved by our stockholders in April 2007. At the annual meeting of stockholders held on May 8, 2008, our stockholders approved an amendment to our 2007 Stock Option and Incentive Plan to increase the aggregate number of shares of our common stock authorized for issuance by 600,000.

Administration.  The Compensation Committee of our Board of Directors is responsible for administering our 2007 Stock Option and Incentive Plan. Under our 2007 Stock Option and Incentive Plan, the plan administrator has the power to determine the terms of the awards, including the officers, employees, non-employee directors and key persons (including consultants and prospective employees) who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise of an option.

Eligibility.  All of our officers, employees, non-employee directors and key persons (including consultants and prospective employees) are eligible to be granted awards under our 2007 Stock Option and Incentive Plan.

Number of Shares Available for Issuance.  The maximum number of shares of our common stock that are authorized for issuance under our 2007 Stock Option and Incentive Plan currently is 4,035,000 shares, which amount will be increased on January 1, 2012, by a number of shares equal to 3% of the number of shares of our common stock outstanding as of the immediately preceding December 31, up to the maximum increase of 725,000 additional shares per year. In addition, each share of deferred stock, restricted stock, unrestricted stock or performance shares awarded under the 2007 Stock Option and Incentive Plan will count as 1.5 shares against the total pool of shares available for issuance under the plan. Shares issued under the 2007 Stock Option and Incentive Plan may be authorized but unissued shares or shares reacquired by us. Any shares subject to awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of shares or otherwise terminated (other than by exercise) shall be added back to the shares available for issuance under the 2007 Stock Option and Incentive Plan. Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the plan administrator will make an appropriate or proportionate adjustment in the shares reserved for issuance under, and the number of shares or exercise price applicable to any award which will remain outstanding under, the 2007 Stock Option and Incentive Plan.

Types of Awards.  The plan administrator may grant the following types of awards under our 2007 Stock Option and Incentive Plan: stock options; stock appreciation rights; deferred stock awards; restricted stock; unrestricted stock; cash based awards; performance share awards; or dividend equivalent rights. Stock options awarded under our 2007 Stock Option and Incentive Plan may be nonqualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. With the exception of incentive stock options, the plan administrator may grant, from time to time, any of the types of awards under our 2007 Stock Option and Incentive Plan to our officers, employees, non-employee directors and key persons (including consultants and prospective employees). Incentive stock options may only be granted to our employees.

Stock Options.  A stock option is the right to acquire shares of our common stock at a fixed price for a fixed period of time and generally is subject to a vesting requirement. We typically grant options subject to a four-year vesting period, with 25% of the total award vesting after one year and the remainder vesting in equal quarterly installments each quarter thereafter for twelve quarters. In the event we are acquired or are otherwise subject to a change in control, all of the outstanding options granted under our 2007 Stock Option and Incentive Plan will become fully vested. A stock option will be in the form of a nonqualified stock option or an incentive stock option. The exercise price is set by the plan administrator, which is our Board of Directors or our Compensation Committee, but cannot be less than 100% of the fair market value of our common stock on the date of grant, or, in the case of incentive stock options granted to an employee who owns 10% or more of total combined voting power of our common stock, or a 10% owner, the exercise price cannot be less than 110% of the fair market value of our common stock on the date grant. The term of a stock option may not exceed ten years (or five years in the case of incentive stock options granted to a 10% owner). After an optionee’s employment with us is terminated, he or she may exercise his or her vested options for the period of time stated in the stock option agreement. Generally, if termination is due to death or disability, any outstanding stock options become fully vested, and will remain exercisable for twelve months; if termination is for cause, the option may no longer be exercised; and, in all other cases, the vested options will remain exercisable for three months. However, an option may not be exercised later than its expiration date.

Restricted Stock Units.  Restricted Stock Units (RSU’s) are contractual rights to receive shares of our common stock when and if the RSUs vest. The RSUs awarded to our named executive officers in 2010 vest, subject to continued employment with the Company, in equal annual installments on each of the first three anniversaries of their date of grant. For federal income tax purposes, the executive will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense.

Amendment and Discontinuance; Term.  Our Board of Directors may at any time amend or discontinue our 2007 Stock Option and Incentive Plan, and the plan administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action will adversely affect rights under any outstanding awards without the holder’s consent. To the extent required by applicable laws or rules, plan amendments may be subject to stockholder approval. Unless terminated earlier, our 2007 Stock Option and Incentive Plan will expire on the tenth anniversary of its effective date.

2007 Employee Stock Purchase Plan

Our 2007 Employee Stock Purchase Plan was adopted by our Board of Directors and approved by our stockholders in April 2007 and became effective upon the closing of our initial public offering in May 2007.

Our 2007 Employee Stock Purchase Plan authorizes the issuance of up to a total of 380,000 shares of our common stock to participating employees.

All of our employees who have been employed by us for at least six months and whose customary employment is for more than 20 hours a week are eligible to participate in our 2007 Employee Stock Purchase Plan. Any employee who owns 5% or more of the voting power or value of our stock is not eligible to purchase shares under our 2007 Employee Stock Purchase Plan.

We will make one or more offerings each year to our employees to purchase stock under our 2007 Employee Stock Purchase Plan. The first offering began on the date of the closing of our initial public offering and ended on December 31, 2007. Subsequent offerings generally start on each January 1 and July 1 and continue for six-month periods, referred to as offering periods.

Each employee who is a participant in our 2007 Employee Stock Purchase Plan may purchase shares by authorizing payroll deductions of up to 10% of his or her cash compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the common stock on the last day of the offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock, valued at the start of the purchase period, under our 2007 Employee Stock Purchase Plan in any calendar year.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under our 2007 Employee Stock Purchase Plan terminate upon voluntary withdrawal from the plan or when the employee ceases employment for any reason.

Our 2007 Employee Stock Purchase Plan may be terminated or amended by our Board of Directors at any time. An amendment that increases the number of shares of our common stock that is authorized under our 2007 Employee Stock Purchase Plan and certain other amendments require the approval of our stockholders.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
								Plan	Payout
								Awards:	Value of
							Market	Number of	Unearned
			Number of			Number	Value of	Unearned	Shares,
	Number of		Securities			of Shares	Shares or	Shares,	Units or
	Securities		Underlying			or Units	Units of	Units or	Other
	Underlying		Unexercised			or Stock	Stock That	Other	Rights
	Unexercised		Options	Option	Option	That	Have Not	Rights That	That Have
	Options		Unexercisable	Exercise	Expiration	Have Not	Vested	Have Not	Not Vested
Name	Exercisable (#)(1)		(#)(1)	Price ($)	Date	Vested (#)(1)	($)(2)	Vested (#)	($)(2)

Duane DeSisto	61,952	(3)	—	1.190	10/9/2012	—	—	—	—
	38,070	(3)	—	1.190	7/22/2013	—	—	—	—
	39,995	(3)	—	2.500	2/23/2014	—	—	—	—
	80,017	(3)	—	2.500	2/23/2014	—	—	—	—
	293,993	(3)	—	3.600	2/9/2015	—	—	—	—
	34,375	(4)	15,625	15.090	3/12/2018	—	—	—	—
	15,625	(4)	9,375	18.750	5/8/2018	—	—	—	—
	43,750	(4)	56,250	6.830	2/26/2019	—	—	—	—
	—		—	—	—	40,000 (5)	620,000	—	—
	—	(4)	40,000	15.160	3/1/2020	—	—	—	—
Brian Roberts	78,750	(4)	101,250	5.110	3/5/2019	—	—	—	—
	—		—	—	—	24,000 (5)	372,000	—	—
	—	(4)	24,000	15.160	3/1/2020	—	—	—	—
Peter Devlin	56,250	(4)	123,750	8.300	8/17/2019	—	—	—	—
	—		—	—	—	20,000 (5)	310,000	—	—
	—	(4)	20,000	15.160	3/1/2020	—	—	—	—
R. Anthony Diehl	9,831	(4)	—	3.600	5/4/2015	—	—	—	—
	17,187	(4)	7,813	15.090	3/12/2018	—	—	—	—
	17,500	(4)	22,500	6.830	2/26/2019	—	—	—	—
	—		—	—	—	16,000 (5)	248,000	—	—
	—	(4)	16,000	15.160	3/1/2020	—	—	—	—
Paul Lucidi	—		—	—	—	10,000 (5)	155,000	—	—
	—	(4)	35,000	14.480	6/1/2020	—	—	—	—

(1)	The expiration date for all options is the date that is ten years after the grant date. See “— Potential Payments Upon Termination or Change-in-Control” for a description of the acceleration provisions upon termination or change-in-control.

(2)	Based on a per share price of $15.50, which was the closing price per share of our common stock on the last business day of the year ended December 31, 2010.

(3)	This option is subject to a four-year vesting period, with 25% of the total award vesting one year after the grant date and the remainder vesting in equal monthly installments each month thereafter for 36 months, subject to continued employment.

(4)	This option is subject to a four-year vesting period, with 25% of the total award vesting one year after the grant date and the remainder vesting in equal quarterly installments for each quarter thereafter for twelve quarters, subject to continued employment.

(5)	This restricted stock unit award is subject to a three-year vesting period, with 33% of the total award vesting one year after the grant date and the remainder vesting in equal annual installments for the next two years, subject to continued employment.

Option Exercises and Stock Vested

The following table shows information regarding option exercises and vesting of stock awards during the year ended December 31, 2010 under our equity incentive plans and the corresponding amounts realized by each named executive officer.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Luis Malavé(2)	115,255	443,890	—	—
R. Anthony Diehl	27,000	309,450	—	—

(1)	The aggregate dollar amount realized upon exercise of the options is calculated based on the difference between the market price for our common stock on The Nasdaq Global Market on the date of exercise and the exercise price of such options.

(2)	Mr. Malavé resigned his position of Chief Operating Officer effective August 31, 2010. Mr. Malavé is included in the Option Exercises and Stock Vested for Fiscal Year 2010 Table above and elsewhere in this Proxy Statement because his total compensation exceeds that of certain of our other named executive officers.

Potential Payments Upon Termination or Change-in-Control

During 2008, all pre-existing employment agreements with our named executive officers expired, or were terminated, and were replaced on May 8, 2008 with the Executive Severance Plan, which was amended and restated on November 14, 2008 and further amended on December 16, 2010. The Amended and Restated Executive Severance Plan provides for certain severance and change of control benefits to all of our executive officers.

In the event that any of our named executive officers’ employment is terminated by us without “cause”, resigns for “good reason” or is terminated as a result of a change in control, as defined in the Amended and Restated Executive Severance Plan they will be entitled to twelve months of their base salary with the exception of Mr. DeSisto who will be entitled to twenty-four months of his base salary. If the named executive officer’s employment is terminated prior to a change of control, such amounts are payable over twelve months (twenty-four months in the case of Mr. DeSisto). If the named executive officer’s employment is terminated after a change of control, such amounts are payable in a lump sum. Additionally, these named executive officers will be entitled to a pro-rata bonus, continued health, dental and life insurance coverage, reimbursement for outplacement services not to exceed $15,000 provided that such expenses are incurred by the executive within twelve months of the termination, and payment for any accrued unused vacation time. Notwithstanding the foregoing, our obligation to make these severance payments to any of these named executive officers is subject to the executive’s delivery of a release of claims in favor of the Company and that executive’s continued compliance with the confidentiality, non-compete and non-solicitation obligations under his or her non-competition and non-solicitation agreement and employee non-disclosure and developments agreement with us. We agreed to provide severance payments to these executives in these circumstances based on the terms of the Amended and Restated Executive Severance Plan in order to provide a total compensation package that we believed to be competitive.

“Cause” means any of the following: the failure or refusal of the named executive officer to render services to us in connection with the performance of their duties; disloyalty, gross negligence, dishonesty or breach of fiduciary duty or breach of the other agreements executed in connection therewith; the commission by the named executive officer of an act of fraud, embezzlement or disregard of our rules or policies or the commission by the named executive officer of any other action which injures us; acts which, in the judgment of our Board of Directors, would tend to generate adverse publicity toward us; the commission, or plea of nolo contendere, by the named executive officer of a felony; the commission of an act which constitutes unfair competition with us or which induces any of our customers to breach a contract with us; or a breach by the named executive officer of the terms of the non-competition and non-solicitation agreement or the employee non-disclosure and developments agreement between us and the named executive officer.

“Good Reason” means any of the following: material diminution in the named executive officer’s responsibilities, authority or duties; a material reduction in the named executive officer’s base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; the relocation of the office at which the named executive officer is principally employed to a location more than 50 miles from such office.

We are not obligated to pay any tax gross-ups or similar amounts to the named executive officers with respect to amounts payable to them under the Amended and Restated Executive Severance Plan. Amounts payable to our named executive officers under the Amended and Restated Executive Severance Plan will be reduced to an amount that would cause such officer to not be subject to any excise tax under Section 4999 of the Internal Revenue Code, to the extent such officer would benefit on a net after-tax basis by doing so.

If any of our named executive officers had been terminated without cause on December 31, 2010, the approximate value of the severance benefits, assuming no unused vacation time, under the Amended and Restated Executive Severance Plan would have been as follows: Mr. DeSisto — $820,693; Mr. Roberts — $325,847; Mr. Devlin — $311,847; Mr. Diehl — $271,849; and Mr. Lucidi — $241,847. Also, any remaining unvested options granted to such named executive officer under the 2000 Stock Option and Incentive Plan and options granted under the 2007 Stock Option and Incentive Plan would have ceased vesting on that date.

If any of our named executive officers had been terminated for “cause” or if such named executive officer had terminated their employment for any other reason than “good reason”, the approximate value of the severance benefits, assuming no unused vacation time, under the Amended and Restated Executive Severance Plan for the named officers would have been $0. Also, any remaining unvested options granted to such named executive officer under the 2000 Stock Option and Incentive Plan and the 2007 Stock Option and Incentive Plan would have ceased vesting on that date.

Upon a “change-in-control,” a named executive officer will be entitled to accelerated vesting for 50% of any remaining unvested options granted under the 2000 Stock Option and Incentive Plan and 100% of any unvested options granted under the 2007 Stock Option and Incentive Plan. Further, in the event that, within twelve months following a change-in-control, a named executive officer’s employment is terminated without cause, he or she experiences a material negative change in his or her compensation or responsibilities or he or she is required to be based at a location more than 50 miles from his or her current work location, any remaining unvested options granted under the 2000 Stock Option and Incentive Plan will become fully vested. “Change-in-control” means any of the following: a sale or other disposition of all or substantially all of our assets; or a merger or consolidation after which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction. We agreed to provide payments to these executives in these circumstances in order to provide a total compensation package that we believed to be competitive. Additionally, the primary purpose of our equity-based incentive awards is to align the interests of our executives and our stockholders and provide our executives with strong incentives to increase stockholder value over time. As change-in-control transactions typically represent events where our stockholders are realizing the value of their equity interests in our Company, we believe it is appropriate for our executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change-in-control transaction. We believe that this acceleration of vesting will also help to better align the interests of our executives with our stockholders in pursuing and engaging in these transactions.

If a change-in-control had occurred on December 31, 2010, the value of 50% of any then unvested options granted under the 2000 Stock Option and Incentive Plan and the value of 100% of any then unvested options granted under the 2007 Stock Option and Incentive Plan, in each case that would vest as a result of such change-in-control, for each named executive officer, calculated based on the spread between the exercise price of the unvested options and $15.50, which was the closing price for our common stock on The Nasdaq Global Market on December 31, 2010, would have been approximately as follows: Mr. DeSisto — $1,127,694; Mr. Roberts — $1,432,148; Mr. Devlin — $1,207,800; Mr. Diehl — $451,718; and Mr. Lucidi — $190,700.

If a change-in-control had occurred on December 31, 2010 and on that date each named executive officer had been terminated without cause, experienced a material negative change in his or her compensation or responsibilities or was required to be based at a location more than 50 miles from his or her current work location, the value of 100% of any then unvested options granted under the 2000 Stock Option and Incentive Plan and the 2007 Stock Option and Incentive Plan, in each case that would vest as a result of such change-in-control and such termination or other circumstance, for each named executive officer, calculated based on the spread between the exercise price of the unvested options and $15.50, which was the closing price for our common stock on The Nasdaq Global Market on December 31, 2010, would have been approximately as follows: Mr. DeSisto — $1,127,694; Mr. Roberts — $1,432,148; Mr. Devlin — $1,207,800; Mr. Diehl — $451,718; and Mr. Lucidi — $190,700.

Director Compensation

At a meeting of our Board of Directors held on May 5, 2010, our Board of Directors approved the following compensation policy for all of our non-employee directors:

•	an annual retainer of $35,000;

•	an additional annual retainer of $10,000 to each of the Lead Director and Audit Committee chairman;

•	an additional annual retainer of $6,000 to each of the Compensation Committee chairperson and Nominating and Corporate Governance Committee chairman;

•	an additional annual retainer of $7,500 to each of the audit committee members;

•	an additional annual retainer of $5,000 to each of the Compensation Committee and Nominating and Corporate Governance committee members;

•	upon initial election to our Board of Directors, a grant of an option to purchase 25,000 shares of our common stock; and

•	an annual grant of an option to purchase 4,000 shares of our common stock and 4,000 restricted stock units, such grant to be made effective on the third business day following our annual stockholders meeting.

All options granted to non-employee directors will have an exercise price equal to the closing price of our common stock on the date of grant and will vest 50% on the first anniversary of the grant date and 25% on each of the second and third such anniversaries, subject to continued service as a director. All restricted stock units granted to non-employee directors awarded in 2010 vest, subject to continued service as a director, in equal annual installments on each of the first three anniversaries of their date of grant. For federal income tax purposes, the director will generally be deemed to have received compensation income on each vesting date equal to the fair market value of the shares vesting on such date, and the Company will be entitled to a tax deduction for such amount as compensation expense.

The following table sets forth certain information with respect to our directors’ compensation during the year ended December 31, 2010.

2010 DIRECTOR COMPENSATION TABLE

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Option Awards(1)	Total

Steve Sobieski	$48,958	$57,920	$38,936	$145,814
Regina Sommer	42,125	57,920	38,936	138,981
Charles Liamos(2)	38,208	57,920	38,936	135,064
Joseph Zakrzewski	38,750	57,920	38,936	135,606
Ross Jaffe, M.D.	48,667	57,920	38,936	145,522
Sally Crawford	58,667	57,920	38,936	155,523

(1)	These amounts are based on the grant date fair value of the stock awards and the option awards in the year in which the grant was made in accordance with FASB ASC 718-10, excluding the impact of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in notes 2 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These amounts do not represent the actual amounts paid to or realized by directors for these awards during the year ended December 31, 2010. As of December 31, 2010, our non-employee directors held options that had been granted by us as director compensation to purchase the following number of shares of our common stock: Ms. Crawford — 32,000 shares and 4,000 restricted stock units; Dr. Jaffe — 15,810 shares and 4,000 restricted stock units; Mr. Liamos — 34,845 shares and 4,000 restricted stock units; Mr. Sobieski — 34,845 shares and 4,000 restricted stock units; Ms. Sommer — 32,000 shares and 4,000 restricted stock units; and Mr. Zakrzewski — 32,000 shares and 4,000 restricted stock units.

(2)	Mr. Liamos was hired as our Chief Operating Officer effective January 10, 2011. As a result, effective January 2011 he will no longer be compensated as a director.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committees thereof.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. This is commonly known as a “say-on-pay” vote. The Company is required to include this non-binding, advisory vote in its Proxy Statement no less frequently than once every three years. At the Annual Meeting, the Company is presenting to shareholders the following non-binding, advisory resolution on the approval of the compensation of the named executive officers:

“RESOLVED, that the shareholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.”

The compensation of the Company’s named executive officers that is the subject of the foregoing resolution is the compensation disclosed in the sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year End,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change-in-Control.” You are encouraged to carefully review these sections.

The section of this Proxy Statement titled “Compensation Discussion and Analysis” includes a detailed discussion of each of the following as it relates to the Company’s named executive officers:

•	the objectives of the Company’s compensation programs;

•	what the Company’s compensation programs are designed to reward;

•	each element of compensation;

•	why the Company chooses to pay each element of compensation;

•	how the Company determines the amount (and, where applicable, the formula) for each element to pay; and

•	how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives.

The Board of Directors unanimously recommends that shareholders approve the foregoing resolution for the same reasons that the Company decided to provide this compensation to its named executive officers as articulated in the “Compensation Discussion and Analysis” section.

Vote Required; Effect of Vote

The approval of the resolution in this Proposal 2 requires that a majority of the shares voting on this Proposal 2 vote FOR such approval. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this Proposal 2.

The resolution that is the subject of this Proposal 2 is a non-binding, advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether it is approved or not and will not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Company or the Board of Directors or any additional fiduciary duties for the Company or the Board of Directors. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of the Company’s named executive officers that has already been paid or contractually committed, there is generally no opportunity for the Company to revisit those decisions. However, the Compensation Committee does intend to take the results of the vote on this Proposal 2 into account in its future decisions regarding the compensation of the Company’s named executive officers.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING,
ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to vote to determine whether the Company should submit to shareholders a say-on-pay vote similar to Proposal 2 of this Proxy Statement every one, two or three years. The Company is required to include this non-binding, advisory vote in its proxy statement no less frequently than once every six years. At the Annual Meeting, the Company is presenting to shareholders the following non-binding, advisory resolution regarding the approval of the frequency of a say-on-pay vote:

“RESOLVED, that the shareholders of the Company approve the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every:

•	one year;

•	two years; or

•	three years.”

At the Annual Meeting, shareholders may cast a vote on the frequency of a say-on-pay vote by choosing the option of one year, two years, three years or abstaining from voting.

The Board of Directors believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to shareholders every three years is the most appropriate choice. The Company believes that shareholder feedback every three years will be more useful as it will provide shareholders with a sufficient period of time to evaluate the overall compensation of the named executive officers, the components of that compensation and the effectiveness of that compensation. The amount of compensation and mix of components of such compensation in any one year may differ from year to year, and the three year period will provide shareholders with a more complete view of the amount and mix of that compensation. The triennial say-on-pay vote will provide shareholders with the benefit of assessing over a period of years whether the components of the compensation paid to the named executive officers have achieved positive results for the Company.

In particular, the three-year period will provide shareholders with the ability to assess the effectiveness of the Company’s awards of long-term incentive compensation. A triennial vote will enable shareholders to evaluate the effectiveness of long-term equity incentive awards, which is a significant portion of executive compensation, in achieving these objectives over a longer period of time, which is consistent with the long-term nature of this form of compensation and the Company’s corresponding long-term business strategies and objectives.

Vote Required; Effect of Vote

The approval of any of the three choices set forth in the resolution above in this Proposal 3 requires that a majority of the shares voting on this Proposal 3 vote FOR such resolution. Because there are three alternatives, it is possible that none of the three choices will receive a majority of the votes cast. In that case, applicable law provides that none of the three alternatives will have been approved. However, shareholders will still be able to communicate their preference with respect to this vote by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this Proposal 3.

The resolution that is the subject of this Proposal 3 is a non-binding, advisory resolution. Accordingly, neither the approval of one of the three choices nor the failure to approve any of the three choices will have any binding legal effect and the actions of the stockholders on this resolution will not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Company or the Board of Directors or any additional fiduciary duties for the Company or the Board of Directors. However, the Board of Directors does intend to take the results of the vote on this Proposal 3 into account in its decision regarding the frequency with which the Company submits say-on-pay votes to shareholders in the future.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO HOLD A SAY-ON-PAY VOTE EVERY THREE YEARS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Steven Sobieski (Chairman), Regina Sommer and Sally Crawford. None of the members of the Audit Committee is an officer or employee of the Company. Mr. Sobieski, Ms. Sommer and Ms. Crawford are each “independent” for Audit Committee purposes under the applicable rules of Nasdaq and the SEC. Ms. Sommer and Mr. Sobieski are each an “audit committee financial expert” as is currently defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.insulet.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2010, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Audit Committee has reviewed permitted services under rules of the SEC, as currently in effect, and discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP with that firm’s independence.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Steven Sobieski (Chairman)
Regina Sommer
Sally Crawford

MATTERS CONCERNING OUR INDEPENDENT AUDITORS

The Audit Committee charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Ernst & Young LLP. All of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company in fiscal 2010 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the Pre-Approval Policy. All non-audit services provided in 2010 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young LLP, see “Management — Audit Committee” and “Report of the Audit Committee of the Board of Directors.”

The Company expects that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Ernst & Young LLP

The following table shows the aggregate fees for professional services rendered by Ernst & Young LLP to the Company for the fiscal years ended December 31, 2009 and 2010.

	Fiscal Year Ended December 31,
	2009	2010

Audit Fees	$935,000	$901,289
Audit-Related Fees	—	—
Tax Fees	53,000	53,000
All Other Fees	1,500	1,500
Total	$989,500	$955,789

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory audits required in regulatory filings. Audit Fees for the year ended December 31, 2009 include fees for professional services related to the 2008 audit which were billed to the Company in June 2009, fees for professional services in connection with the Company’s facility agreement entered into in March 2009 and amended in September 2009 and fees for professional services in connection with the Company’s public offering in October 2009. Audit Fees for the year ended December 31, 2010 include fees for professional services in connection with the Company’s restatement of 2009 results and the Company’s response to the SEC comment letter on the 2009 Form 10-K and fees for professional services in connection with the Company’s public offering in December 2010.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal and state tax compliance.

All Other Fees

Other Fees for the years ended December 31, 2009 and 2010 consist of fees for using the on-line accounting research tools of Ernst & Young, LLP.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2011. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since December 2002. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. In making its determinations regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management and will take into account the vote of the Company’s stockholders with respect to the ratification of the appointment of the Company’s independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2012 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than November 30, 2011. If a stockholder who wishes to present a proposal fails to notify the Company by November 30, 2011 and such proposal is brought before the 2012 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2012 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Insulet Corporation, 9 Oak Park Drive, Bedford, Massachusetts 01730, Attention: Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone ADD 1 Available 24 hours a day, 7 days a week ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 3, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/PODD • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, THREE YEARS for Proposal 3 and FOR Proposal 4. + 1. Election of Class I Directors: For Withhold For Withhold For Withhold 01 — Sally Crawford 02 — Regina Sommer 03 — Joseph Zakrzewski *Each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. To approve a non-binding, advisory resolution regarding 3. To approve a non-binding, advisory resolution executive compensation. regarding the frequency of future non-binding, advisory votes on executive compensation. For Against Abstain 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 1 3 4 3 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01APAB

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Insulet Corporation Notice of 2011 Annual Meeting of Stockholders Goodwin Procter LLP Second Floor Conference Center Exchange Place 53 State Street Boston, MA 02109 Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2011 at 8:30 a.m. Duane DeSisto and R. Anthony Diehl, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Insulet Corporation to be held on May 4, 2011 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each of the director nominees, FOR Proposal 2, THREE YEARS for Proposal 3 and FOR Proposal 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. (Items to be voted appear on reverse side.)